Exhibit (a)(1)(xii)

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your dealer, broker, bank manager, lawyer or other professional advisor.



                              NOTICE OF EXTENSION

                                      by

                               TELUS CORPORATION

                                    of its

                          OFFERS TO PURCHASE FOR CASH

       all of the outstanding Class A Restricted Voting Shares, Class B
             Non-Voting Shares, Warrants 2005 and Warrants 2008 of

                      MICROCELL TELECOMMUNICATIONS INC.

                                on the basis of

 Cdn.$29.00 per Class A Restricted Voting Share    Cdn.$9.67 per Warrant 2005
 Cdn.$29.00 per Class B Non-Voting Share           Cdn.$8.89 per Warrant 2008

On September 20, 2004, TELUS Corporation ("TELUS" or the "Offeror") extended its Offers by notice delivered to Computershare Trust Company of Canada (the "Depositary").

The Offers, as extended, will be open for acceptance until 9 p.m., Toronto time, on October 12, 2004, unless further extended or withdrawn.

Securityholders who have validly deposited and not withdrawn their Securities need take no further action to accept the Offers. Securityholders who wish to accept the Offers must properly complete and duly execute the Letter of Acceptance and Transmittal (which for Shares was printed on blue paper and for Warrants was printed on yellow paper) that accompanied the Offers to Purchase and Circular dated May 17, 2004, or a facsimile thereof, and deposit it, together with certificates representing their Shares or Warrants, as the case may be, in accordance with the instructions in the applicable Letter of Acceptance and Transmittal. Alternatively, Securityholders may follow the procedures for (1) book-entry transfer of Securities described in Section 3 of the Offers to Purchase, "Manner of Acceptance - Book Entry Transfer" or (2) guaranteed delivery described in Section 3 of the Offers to Purchase, "Manner of Acceptance - Procedure for Guaranteed Delivery", using the Notice of Guaranteed Delivery (which for Shares was printed on green paper and for Warrants was printed on orange paper) that accompanied the Offers to Purchase and Circular dated May 17, 2004, or a facsimile thereof. Persons whose Securities are registered in the name of a broker, dealer, bank, trust company or other nominee should contact such registered holder for assistance if they wish to accept the Offers.

Questions and requests for assistance may be directed to RBC Dominion Securities Inc. in Canada, to RBC Capital Markets Corporation in the United States (the "Dealer Managers") or to the Depositary. Additional copies of this Notice of Extension, the Offers to Purchase and Circular dated May 17, 2004, the Notice of Extension and Variation dated June 22, 2004, the Notice of Extension dated July 22, 2004, the Notice of Extension dated August 20, 2004, the Letters of Acceptance and Transmittal and the Notices of Guaranteed Delivery may be obtained without charge on request from the Dealer Managers or the Depositary at their respective offices shown on the last page of this Notice of Extension.

No person has been authorized to give any information or make any representation other than those contained in this Notice of Extension, the Offers to Purchase and Circular dated May 17, 2004, the Notice of Extension and Variation dated June 22, 2004, the Notice of Extension dated July 22, 2004, the Notice of Extension dated August 20, 2004, the accompanying Letters of Acceptance and Transmittal and the Schedule TO filed with the SEC, as amended, and if given or made, that information or representation must not be relied upon as having been authorized by the Offeror.

The Offers have not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offers or upon the adequacy of the information contained in this Notice of Extension. Any representation to the contrary is unlawful.

This Notice of Extension does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offers are not being made to, nor will deposits be accepted from or on behalf of, Securityholders in any jurisdiction in which the making or acceptance of the Offers would not be in compliance with the laws of such jurisdiction. However, the Offeror or its agents may, in its or their sole discretion, take such action as it or they may deem necessary to extend the Offers to Securityholders in any such jurisdiction.

                   _________________________________________

                     The Dealer Manager for the Offers is:

                              RBC Capital Markets

       In Canada:                             In the United States:
       RBC Dominion Securities Inc.           RBC Capital Markets Corporation

  September 20, 2004

                        ______________________________

                NOTICE TO SECURITYHOLDERS IN THE UNITED STATES

The enforcement by Securityholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Offeror is governed by the laws of British Columbia, that the majority of its officers and directors reside outside the United States, that some of the Dealer Managers or experts named in the Circular reside outside the United States and that all or a substantial portion of the assets of the Offeror and said persons may be located outside the United States. Securityholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of United States federal securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

Securityholders of Microcell should be aware that the purchase by the Offeror of the Securities held by them as described herein may have tax consequences both in the United States and Canada. The material tax consequences for Securityholders who are resident in, or citizens of, the United States or Canada are described in Section 16 of the Circular, "Material Canadian Federal Income Tax Considerations" and Section 17 of the Circular, "Material United States Federal Income Tax Considerations", respectively.

                           EXCHANGE RATE INFORMATION

TELUS publishes its consolidated financial statements in Canadian dollars. In this Notice of Extension, except where otherwise indicated, all references to "dollars" or "$" are to Canadian dollars. The Bank of Canada noon spot exchange rate on September 20, 2004 was Cdn.$1.2941 = U.S.$1.00. If applicable to a Securityholder's situation, the Securityholder should obtain a current quote of the exchange rate before deciding whether to deposit his, her or its Securities.

                              NOTICE OF EXTENSION

                                                            September 20, 2004

TO:      THE HOLDERS OF SHARES AND WARRANTS OF MICROCELL

         By notice to the Depositary and as set forth in this notice of extension (this "Notice of Extension"), TELUS has extended its Offers dated May 17, 2004 as amended by notice of extension and variation dated June 22, 2004 (the "Notice of Variation") pursuant to which it is offering to purchase all of the issued and outstanding class A restricted voting shares (the "Class A Shares"), class B non-voting shares (the "Class B Shares" and, collectively with the Class A Shares, together with the associated Rights, the "Shares", including Shares issuable upon the exercise of outstanding options, warrants or other conversion or exchange rights other than the Rights), Warrants 2005 and Warrants 2008 (collectively, the "Warrants", and together with the Shares, the "Securities") of Microcell Telecommunications Inc. ("Microcell" or the "Company"), upon the terms and subject to the conditions set forth in the Offers to Purchase and Circular dated May 17, 2004, the Notice of Variation and this Notice of Extension.

         Except as otherwise set forth in this Notice of Extension, the terms and conditions previously set forth in the Offers to Purchase and Circular dated May 17, 2004, the accompanying Letters of Acceptance and Transmittal, the Notice of Variation and the Schedule TO filed with the SEC, as amended (the "Original Offers") continue to be applicable in all respects and this Notice of Extension should be read in conjunction with the Original Offers. Unless the context requires otherwise, terms not defined herein have the meanings set forth in the Original Offers. The term "Offers" means the Original Offers as amended by this Notice of Extension.

         All holders of Shares who deposit their Shares to the Offers will receive the price of Cdn.$29.00 in cash for each Share taken up under the Offers. All holders of Warrants 2005 and Warrants 2008 who deposit their Warrants to the Offers will receive the price of Cdn.$9.67 in cash per Warrant 2005 and Cdn.$8.89 in cash per Warrant 2008 for Warrants taken up under the Offers.

1.       Extension of the Offers

         The Offeror has extended the Offers by extending the Expiry Time for the Offers from 9 p.m., Toronto time, on September 20, 2004 to 9 p.m., Toronto time, on October 12, 2004, unless the Offeror further extends the period during which the Offers are open for acceptance pursuant to Section 5 of the Offers to Purchase, "Extension and Variation of the Offers". Accordingly, the definition of "Expiry Time" in the Original Offers is amended to read in full as follows:

         ""Expiry Time" means, with respect to an Offer, 9 p.m., Toronto time, on October 12, 2004, or such later time and date, with respect to an Offer, as may be fixed by the Offeror from time to time pursuant to
         Section 5 of the Offers to Purchase, "Extension and Variation of the Offers";"

2.       Recent Developments

Rogers Wireless Announces Offer to Purchase Microcell's Securities

Rogers Wireless Communications Inc. ("Rogers Wireless"), Rogers Communications Inc. ("RCI") and Microcell jointly announced on September 20, 2004 that Rogers Wireless and Microcell had entered into an agreement under which Rogers Wireless will make an all cash bid for Microcell's securities. Rogers Wireless has agreed to offer to purchase each Share for Cdn.$35, each Warrant 2005 for Cdn.$15.79 and each Warrant 2008 for Cdn.$15.01. The board of directors of Microcell has agreed to recommend to its shareholders to support the Rogers Wireless offer. The Rogers Wireless offer is subject to receipt of certain regulatory approvals and other customary conditions, including a requirement that two-thirds of the shares must be tendered. Under certain circumstances, a fee of Cdn.$45 million is payable by Microcell to Rogers Wireless, including if a superior proposal is recommended by the board of directors of Microcell. The foregoing information set forth in this paragraph is based solely on public disclosure by Microcell, Rogers Wireless and RCI.

Elimination of Spectrum Cap by Industry Canada

         On August 30, 2004, the Offeror issued a press release commenting on Industry Canada's decision to eliminate the previously existing 55MHz spectrum cap for Canadian wireless operators. The press release stated that this decision removed one of the principal approvals required for the Offeror to consummate the Offers. In the press release, Robert McFarlane, Executive Vice-President and Chief Financial Officer of TELUS, commented that "TELUS is fully supportive of Industry Canada's decision which essentially reflected the recommendations we submitted earlier in the year. We are pleased with the decision, in light of the fact that a waiver will no longer be required from Industry Canada to operate Microcell's GSM network. A decision of this nature was largely anticipated and was factored into our valuation analysis in regard to our bid for Microcell, as well as our decision to extend the bid at the same price."

3.       Withdrawal of Deposited Securities

         Securityholders have the right to withdraw Securities deposited pursuant to the Offers under the circumstances and in the manner described in
Section 6 of the Offers to Purchase, "Withdrawal of Deposited Securities". Under the terms of the Offers, Securities deposited pursuant to the Offers may be withdrawn by or on behalf of the depositing Securityholders: (i) at any time prior to the Expiry Time; (ii) if the Shares or Warrants have not been paid for by the Offeror within three business days after having been taking up; or (iii) as required by the Exchange Act, at any time after July 15, 2004, provided that the Shares or Warrants have not been accepted for payment by the Offeror prior to the receipt by the Depositary of the notice of withdrawal in respect of such Shares or Warrants. See Section 6 of the Offers to Purchase, "Withdrawal of Deposited Securities".

4.       Take Up of and Payment for Deposited Securities

         Upon the terms and subject to the conditions of the Offers (including, if the Offers are further extended or varied, the terms and conditions of any such extension or variation), the Offeror will take up Securities validly deposited under the Offers, and not withdrawn prior to the Expiry Time pursuant to Section 6 of the Offers to Purchase, "Withdrawal of Deposited Securities", promptly following the Expiry Time and, after such take up, will promptly pay for the Securities taken up pursuant to applicable law. See Section 7 of the Offers to Purchase, "Take Up and Payment for Deposited Securities".

5.       Amendments to the Original Offers

         The Original Offers shall be read as amended in order to give effect to the specified amendment set forth in this Notice of Extension.

6.       Directors' Approval

         The contents of this Notice of Extension have been approved, and the sending thereof to the Securityholders has been authorized by the Board of Directors of the Offeror.

7.       Offerees' Statutory Rights

         Securities legislation in certain of the provinces of Canada provides securityholders of the Company with, in addition to any other rights they may have at law, rights of rescission or damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such securityholders. However, such rights must be exercised within prescribed time limits. Securityholders should refer to the applicable provisions of the securities legislation of their province for the particulars of those rights or consult with a lawyer.

                                  CERTIFICATE



DATED:   September 20, 2004

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the Securities which are the subject of the Offers.





     (Signed) DARREN ENTWISTLE               (Signed) ROBERT G. MCFARLANE
  President and Chief Executive Officer        Executive Vice-President and
                                                 Chief Financial Officer




                 On behalf of the Board of Directors of TELUS





     (Signed) BRIAN A. CANFIELD                   (Signed) BRIAN F. MACNEILL
                Director                                     Director

The Depositary for the Offers is:


                     COMPUTERSHARE TRUST COMPANY OF CANADA


By Mail                                 By Registered Mail, Hand or by Courier
          P.O. Box 7021                       100 University Avenue
        31 Adelaide St. E.                         9th Floor
        Toronto ON M5C 3H2                     Toronto, ON M5J 2Y1
    Attention: Corporate Actions             Attention: Corporate Actions

                           Toll Free: 1-866-982-8786
                       E-Mail: service@computershare.com

Montreal                           Vancouver               Calgary

650 de Maisonneuve Blvd West       510 Burrard Street      Western Gas Tower
        Suite 700                      2nd Floor              Suite 600,
      Montreal, QC                   Vancouver, BC         530 8th Avenue S.W.
         H3A 3T2                       V6C 3B9                 Calgary, AB
                                                                 T2P 3S8


The Dealer Manager for the Offers is:


                              RBC CAPITAL MARKETS

            In Canada:                          In the United States:

    RBC Dominion Securities Inc.            RBC Capital Markets Corporation
           P.O. Box 50,                           Two Embarcadero Center
         Royal Bank Plaza                              Suite 1200
         Toronto, Ontario                    San Francisco, California 94111
             M5J 2W7                                    U.S.A.
             Canada

    Telephone: (416) 842-7519                  Telephone: (415) 633-8513
    Toll Free: 1-888-720-1216                  Toll Free: 1-888-720-1216







Any questions and requests for assistance may be directed by Securityholders to the Dealer Managers or the Depositary at their respective telephone numbers and locations set out above.